EXHIBIT 99.1
News Release

Contacts:
Media – Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors – Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

AK Steel Announces Financial Results for First Quarter 2017
Company Reports Net Income of $62.5 Million for the First Quarter

WEST CHESTER, OH, April 25, 2017 – AK Steel (NYSE: AKS) today reported its financial results for the first quarter of 2017.

1st Quarter 2017 Highlights

•	Net income of $62.5 million, or $0.19 per diluted share, was the best first quarter net income since 2008

•	Adjusted EBITDA of $142.9 million increased 76% from the first quarter 2016

•	Adjusted EBITDA margin improved to 9.3% from 5.3% in the first quarter 2016

•	Actions taken during the quarter strengthened the balance sheet

AK Steel reported net income of $62.5 million, or $0.19 per diluted share of common stock, for the first quarter of 2017, compared to a net loss of $13.6 million, or $0.08 per diluted share, for the first quarter of 2016. The company’s first quarter financial results were impacted by iron ore derivatives and expenses related to the senior notes offering.
The company’s adjusted EBITDA (as defined in the “Non-GAAP Financial Measures” section below) of $142.9 million, or 9.3% of net sales, for the first quarter of 2017 increased 76% from adjusted EBITDA of $81.1 million, or 5.3% of net sales, for the year ago first quarter.
“Our first quarter performance reflected the ongoing benefits of our margin enhancement activities, strong operational focus and an improved pricing environment,” said Roger K. Newport, Chief Executive Officer of AK Steel. “We also made great progress in the quarter on new product development, as we continue to focus on introducing innovative products.”
Primarily as a result of the continued efforts to reduce sales of lower margin products, first quarter shipments declined 10% to 1,486,900 tons compared to the first quarter a year ago. Despite the drop in shipments, net sales increased 1% to $1.53 billion for the first quarter of 2017 from $1.52 billion for the first quarter of 2016. Average selling price per ton increased 12% to $1,022 from $914 in the same quarter a year ago, primarily as a result of higher average selling prices on both contract and spot market sales, higher surcharges on specialty steel products, and an improved product mix.
The increase in net sales and our continued focus on cost management, partially offset by higher raw material and energy costs, contributed to the 76% increase in adjusted EBITDA. Results for the first quarter of 2017 included a LIFO charge of $35.4 million, compared to a LIFO credit of $12.3 million in the first quarter a year ago. Costs for planned outages for the first quarter of 2017 were $7.3 million, as compared to $3.4 million from the same quarter a year ago.

Iron Ore Derivatives
The company routinely uses iron ore derivatives to minimize the volatility in the cost of its iron ore purchases. Historically, these economic hedges qualified for hedge accounting—meaning that gains and losses on derivatives were reflected in the company’s financial results in the same period that the hedged iron ore purchases affected earnings.

Beginning in the third quarter of 2016, the company’s iron ore derivatives no longer qualify for hedge accounting treatment. Therefore, adjustments to mark these derivatives to fair value each period are recognized currently in the company’s financial results, versus being recognized in the period that iron ore purchases affect earnings.
In the first quarter of 2017, the fair value of the company’s iron ore derivatives further increased due to a rise in iron ore costs, which resulted in the company recognizing mark-to-market gains of $16.3 million in its first quarter results. However, $11.4 million of settled iron ore derivative gains were not included in the income statement for the first quarter of 2017, but instead were recognized in the company’s financial results in prior periods. This would have partially offset the company’s increased iron ore costs reported in its first quarter 2017 financial results related to sales during the quarter.

Senior Notes Offering to Lower Debt
In March 2017, the company issued $400.0 million of 7.00% senior unsecured notes due 2027. Through a concurrent tender offer for its 7.625% senior unsecured notes due 2020 (the “2020 Notes”), the company retired $361.3 million in principal of the 2020 Notes in March 2017, and announced it will redeem all the remaining outstanding 2020 Notes totaling $168.5 million on May 15, 2017. Included in other income (expense) in the first quarter of 2017 was $9.7 million of expense related to the tender offer. The company expects to record additional expense of approximately $3.4 million in the second quarter of 2017 related to the remaining 2020 Notes that will be redeemed in May.
The company ended the first quarter of 2017 with total liquidity of approximately $1.5 billion, consisting of cash and cash equivalents and $1.3 billion of availability under the company’s revolving credit facility.

AK Steel
AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, and carbon and stainless tubular products, primarily for automotive, infrastructure and manufacturing, electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,500 men and women at eight steel plants, two coke plants and two tube manufacturing operations across six states (Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia) and one tube plant in Mexico. Additional information about AK Steel is available at www.aksteel.com.

Safe Harbor Statement
Certain statements made or incorporated by reference in this earnings release reflect management’s estimates and beliefs and are intended to be “forward-looking statements” identified in the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify forward-looking statements.
The company cautions readers that forward-looking statements reflect the company’s current beliefs and judgments, but are not guarantees of future performance or outcomes. They are based on a number of assumptions and estimates that are inherently affected by economic, competitive, regulatory, and operational risks, uncertainties and contingencies that are beyond the company’s control, and upon assumptions about future business decisions and conditions that may change.
Forward-looking statements are only predictions and involve risks and uncertainties, resulting in the possibility that actual events or performance will differ materially from such predictions as a result of certain risk factors, including reduced selling prices, shipments and profits associated with a highly competitive and cyclical industry; domestic and global steel overcapacity; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers or key suppliers; the company’s significant proportion of sales to the automotive market; reduced demand in key product markets due to competition from aluminum or other alternatives to steel; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations; not reaching new labor agreements on a timely basis; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; conditions in the financial, credit, capital and banking markets; the company’s use of derivative contracts to hedge commodity pricing volatility; potential permanent idling of facilities; inability to fully realize benefits of margin enhancement

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initiatives; information technology security threats and cybercrime; as well as those risks and uncertainties discussed in more detail in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, as updated in subsequent Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. As such, the company cautions readers not to place undue reliance on forward-looking statements, which speak only to the company’s plans, assumptions and expectations as of the date hereof. The company undertakes no obligation to publicly update any forward-looking statement, except as required by law.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended March 31,
	2017	2016
Shipments (000 tons)	1,486.9	1,658.2
Selling price per ton	$1,022	$914

Net sales	$1,533.4	$1,518.8

Cost of products sold	1,310.8	1,365.5
Selling and administrative expenses	71.2	63.5
Depreciation	55.1	53.7
Pension and OPEB expense (income)	(16.2)	(11.9)
Total operating costs	1,420.9	1,470.8
Operating profit	112.5	48.0
Interest expense	39.4	42.8
Other income (expense)	(7.8)	(0.7)
Income before income taxes	65.3	4.5
Income tax expense (benefit)	(13.4)	0.1
Net income	78.7	4.4
Less: Net income attributable to noncontrolling interests	16.2	18.0
Net income (loss) attributable to AK Steel Holding Corporation	$62.5	$(13.6)
Net income (loss) per share attributable to AK Steel Holding Corporation:
Basic	$0.20	$(0.08)
Diluted	$0.19	$(0.08)
Weighted-average shares outstanding:
Basic	314.1	177.5
Diluted	325.6	177.5

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$185.7	$173.2
Accounts receivable, net	524.5	442.0
Inventory, net	1,105.8	1,113.9
Other current assets	107.7	94.6
Total current assets	1,923.7	1,823.7
Property, plant and equipment	6,585.4	6,569.0
Accumulated depreciation	(4,609.4)	(4,554.6)
Property, plant and equipment, net	1,976.0	2,014.4
Other non-current assets	204.7	197.9
TOTAL ASSETS	$4,104.4	$4,036.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$651.5	$589.9
Accrued liabilities	176.6	234.1
Current portion of long-term debt	168.5	—
Current portion of pension and other postretirement benefit obligations	41.3	41.3
Total current liabilities	1,037.9	865.3
Non-current liabilities:
Long-term debt	1,684.5	1,816.6
Pension and other postretirement benefit obligations	1,077.6	1,093.7
Other non-current liabilities	149.9	148.4
TOTAL LIABILITIES	3,949.9	3,924.0

EXCHANGEABLE NOTES EXCHANGE FEATURE	19.7	21.3
Equity:
Common stock, authorized 450,000,000 shares of $0.01 par value each; issued 315,663,417 and 314,739,500 shares in 2017 and 2016; outstanding 314,785,342 and 314,160,557 shares in 2017 and 2016	3.2	3.1
Additional paid-in capital	2,861.4	2,855.4
Treasury stock, common shares at cost, 878,075 and 578,943 shares in 2017 and 2016	(5.3)	(2.4)
Accumulated deficit	(3,002.3)	(3,064.8)
Accumulated other comprehensive loss	(86.2)	(63.5)
Total stockholders’ equity (deficit)	(229.2)	(272.2)
Noncontrolling interests	364.0	362.9
TOTAL EQUITY	134.8	90.7
TOTAL LIABILITIES AND EQUITY	$4,104.4	$4,036.0

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$78.7	$4.4
Depreciation	51.0	50.1
Depreciation—SunCoke Middletown	4.1	3.6
Amortization	7.2	5.3
Deferred income taxes	(11.9)	4.5
Pension and OPEB expense (income)	(16.2)	(11.9)
Other postretirement benefit payments	(11.4)	(9.6)
Changes in working capital	(54.6)	71.6
Other operating items, net	(10.6)	18.7
Net cash flows from operating activities	36.3	136.7

Cash flows from investing activities:
Capital investments	(32.5)	(28.8)
Other investing items, net	1.5	(0.1)
Net cash flows from investing activities	(31.0)	(28.9)

Cash flows from financing activities:
Net borrowings (payments) under credit facility	—	(30.0)
Proceeds from issuance of long-term debt	400.0	—
Redemption of long-term debt	(367.5)	—
Debt issuance costs	(7.8)	—
SunCoke Middletown distributions to noncontrolling interest owners	(15.1)	(21.1)
Other financing items, net	(2.4)	(0.3)
Net cash flows from financing activities	7.2	(51.4)

Net increase (decrease) in cash and cash equivalents	12.5	56.4
Cash and cash equivalents, beginning of period	173.2	56.6
Cash and cash equivalents, end of period	$185.7	$113.0

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AK STEEL HOLDING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in millions)

In certain of its disclosures in this news release, the company has reported adjusted EBITDA and adjusted EBITDA margin that exclude the effects of noncontrolling interests. EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of different companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this news release, the company has made adjustments to EBITDA to exclude the effect of noncontrolling interests. The adjusted results, although not financial measures under generally accepted accounting principles (“GAAP”) and not identically applied by other companies, facilitate the ability to analyze the company’s financial results in relation to those of its competitors and to the company’s prior financial performance by excluding items that otherwise would distort the comparison.  Adjusted EBITDA and adjusted EBITDA margin are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with GAAP and are not necessarily comparable to similarly titled measures used by other companies.

Neither current nor potential investors in the company’s securities should rely on adjusted EBITDA or adjusted EBITDA margin as a substitute for any GAAP financial measure and the company encourages current and potential investors to review the following reconciliation of adjusted EBITDA.

Reconciliation of Adjusted EBITDA

	Three Months Ended March 31,
	2017	2016
Net income (loss) attributable to AK Steel Holding	$62.5	$(13.6)
Net income attributable to noncontrolling interests	16.2	18.0
Income tax expense (benefit)	(13.4)	0.1
Interest expense	39.4	42.8
Interest income	(0.4)	(0.3)
Depreciation	55.1	53.7
Amortization	3.8	2.0
EBITDA	163.2	102.7
Less: EBITDA of noncontrolling interests (a)	20.3	21.6
Adjusted EBITDA (b)	$142.9	$81.1
Adjusted EBITDA margin	9.3%	5.3%

(a)    The reconciliation of EBITDA of noncontrolling interests to net income attributable to noncontrolling interests is as follows:

	Three Months Ended March 31,
	2017	2016
Net income attributable to noncontrolling interests	$16.2	$18.0
Depreciation	4.1	3.6
EBITDA of noncontrolling interests	$20.3	$21.6

(b)	Included in adjusted EBITDA for the three months ended March 31, 2017, was $16.3 million of unrealized gains from iron ore derivatives.

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AK STEEL HOLDING CORPORATION
STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended March 31,
	2017	2016
Tons Shipped by Product
Stainless/electrical	209.9	223.8
Coated	779.3	837.1
Cold-rolled	246.2	301.9
Tubular	30.7	29.4
Hot-rolled	178.6	220.4
Secondary	42.2	45.6
Total shipments	1,486.9	1,658.2

Shipments by Product (%)
Stainless/electrical	14%	13%
Coated	52%	51%
Cold-rolled	17%	18%
Tubular	2%	2%
Hot-rolled	12%	13%
Secondary	3%	3%
Total shipments	100%	100%

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